Exhibit 99.1

               Brooke Corporation Announces Franchise Rankings

    OVERLAND PARK, Kan., Jan. 2 /PRNewswire-FirstCall/ -- Shawn Lowry, President of Brooke Corporation's (Amex: BXX) franchise subsidiary, announced that Entrepreneur Magazine has ranked the Brooke franchise program 136th in the nation. Lowry noted that Entrepreneur Magazine ranks the top 500 franchises in the country and the fastest growing franchises each year. Entrepreneur has ranked Brooke the 66th Fastest-Growing franchise; this is up from 93rd in 2002.

    Lowry stated, "It is great to be recognized by a national publication like Entrepreneur Magazine and to be ranked as the #1 U S financial services franchise. We owe our success and tremendous growth to the commitment of our locally owned and operated franchise agents who support the franchise way of selling insurance and financial services."

    About our company ... Brooke Corporation is listed on the American Stock Exchange under the symbol of BXX. Through subsidiaries, the company distributes insurance and financial services through a network of more than 220 franchisee locations and has originated more than $100,000,000 in loans which have been sold to participating lenders or to investors through asset backed securitizations. A company subsidiary also sells insurance on a wholesale basis through its franchisees and others. The company believes that franchisees, as local business owners, distribute "one-on-one sales" based services, such as insurance, more efficiently than others.

    Contact: Michele Friscia, National Sales of Brooke Corporation, +1-800-642-1872, Ext. 132, frism@brookecorp.com

    Email Distribution ... If you would like to receive electronic press release information directly from Brooke Corporation then please email investments@brookecorp.com and provide your email address.

    This press release may contain forward-looking statements. Investors are cautioned that all forward-looking statements involve risks and uncertainties, and several factors could cause actual results to differ materially from those in the forward-looking statements. The following factors, among others, could cause actual results to differ from those indicated in the forward-looking statements: uncertainties associated with market acceptance of and demand for the Company's products, impact of competitive products and pricing, dependence on third party suppliers and their pricing, ability to meet product demand, exposure to market risks, uncertainties associates with the development of technology, changes in the law, and the dependence on intellectual property rights. Investors are directed to the Company's most recent annual and quarterly reports, which are available from the Company without charge for a more complete description of the Company's business.

SOURCE  Brooke Corporation
    -0-                             01/02/2004
    /CONTACT: Michele Friscia, National Sales of Brooke Corporation, +1-800-642-1872, Ext. 132, frism@brookecorp.com /
    /Web site:  http://www.brookecorp.com /
    (BXX)

CO:  Brooke Corporation; Entrepreneur Magazine
ST:  Kansas
IN:  FIN INS MAG PUB
SU:  AWD